April 27, 2026

VIA EDGAR

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE:	Fortitude Life Insurance & Annuity Company
Fortitude Life Insurance & Annuity Company Variable Account B
Registration Statements on Form N-4
File Nos. 333-274026; 333-236099 and 811-05438

Members of the Commission:

I have acted as counsel to Fortitude Life Insurance & Annuity Company (the “Company”) in connection with the above-referenced Registration Statements on Form N-4. Such Registration Statements relate to the contracts, riders, and endorsements (collectively, the “Contracts”) for the registered index-linked and variable annuity contracts described therein.

I have examined or caused to be examined such corporate records and other documents, and reviewed or caused to be reviewed such questions of law, as I considered necessary and appropriate for the purpose of rendering this opinion. In connection therewith, I have reviewed the establishment and continued existence of the Index Strategies Separate Account (the “Index Account”), an unregistered non-unitized separate account for assets related to certain index-linked crediting strategies under the Contracts, and the establishment and continued existence of the Fortitude Life Insurance & Annuity Company Variable Account B (the “Variable Separate Account”), a registered unitized separate account for assets applicable to the variable investment options under the Contracts.

On the basis of such examination and review, it is my opinion that:

(1) the Company is a corporation duly organized and validly existing as a stock life insurance company under the laws of the State of Arizona and is duly authorized by the Insurance Department of that state to issue the Contracts;

(2) the Index Account has been duly created and is a validly existing non-unitized separate account of the Company pursuant to the provisions of the State of Arizona law;

(3) the Variable Separate Account has been duly created and is a validly existing unitized separate account of the Company pursuant to the provisions of the State of Arizona law;

(4) to the extent so provided under the Contracts, that portion of the assets of the Variable Separate Account equal to the reserves and other contract liabilities with respect to the Variable Separate Account, will not be chargeable with liabilities arising out of any other business that the Company may conduct; and

(5) the Contracts and interests therein when issued in accordance with the Registration Statements will, when sold, constitute legally-issued and binding obligations of the Company.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statements. In giving this opinion and consent, I am not admitting that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,

/s/ Richard E. Buckley
Richard E. Buckley

Richard E. Buckley

Senior Vice President and Assistant General Counsel

Fortitude Life Insurance & Annuity Company

Ten Exchange Place, Suite 2210

Jersey City, New Jersey 07302

T +1 (615) 981 8801

richard.buckley@fortitude-re.com